Exhibit 16.1

January 31, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated January 31, 2007, of Lucy’s Cafe, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Mayer Hoffman McCann P.C.

/s/ Hansen, Barnett & Maxwell
HANSEN, BARNETT & MAXWELL